Exhibit 99.1

August 1, 2017	Analyst Contact:	Megan Patterson 918-561-5325
	Media Contact:	Stephanie Higgins 918-591-5026

ONEOK Announces
Second-quarter 2017 Financial Results

Higher Operating Income and Adjusted EBITDA Driven by Volume Growth;
2017 Financial Guidance Updated to Reflect Merger Transaction

TULSA, Okla. - Aug. 1, 2017 - ONEOK, Inc. (NYSE: OKE) today announced second-quarter 2017 financial results and 2017 financial guidance to reflect the ONEOK and ONEOK Partners merger transaction. ONEOK’s second-quarter 2017 results benefited from higher revenues from natural gas and natural gas liquids (NGL) volume growth in the Williston Basin and STACK and SCOOP areas, higher average fee rates in the natural gas gathering and processing segment and higher fee-based transportation services in the natural gas pipelines segment.

SUMMARY

•
Second-quarter 2017 net income attributable to ONEOK and adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) totaled approximately $71.7 million and $462.3 million, respectively;

•	In July 2017, ONEOK declared a dividend of 74.5 cents per share, or $2.98 per share on an annualized basis, a 21 percent increase compared with the first-quarter 2017;

•	Second-quarter 2017 dividend coverage ratio was 1.50;

•	Second-quarter results include approximately $43 million, or 12 cents per diluted share and 0.18 times dividend coverage, in one-time and transaction-related charges;

•
The natural gas gathering and processing segment’s average fee rate increased to 87 cents per Million British thermal units (MMBtu) in the second quarter 2017, compared with 76 cents per MMBtu in the second quarter 2016;

•	Second-quarter 2017 natural gas volumes processed increased 6 percent compared with the second quarter 2016; and

•	The natural gas liquids segment connected two new third-party natural gas processing plants to its NGL system in the second quarter 2017.

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ONEOK Announces Second-quarter 2017 Financial Results

Aug. 1, 2017

SECOND-QUARTER 2017 FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(Millions of dollars, except per share and coverage ratio amounts)
Net income attributable to ONEOK (a)	$71.7	$85.9	$159.1	$169.4
Net income per diluted share (a)	$0.33	$0.40	$0.74	$0.80
Adjusted EBITDA (b)	$462.3	$460.2	$921.9	$906.2
DCF (b)	$330.1	$345.4	$654.2	$672.5
Dividend coverage ratio (b)	1.50	1.62	1.48	1.55
(a) The three- and six-month periods ending June 30, 2017, include nonrecurring pretax cash and noncash charges of approximately $43 million, or 12 cents per diluted share, and approximately $50 million, or 15 cents per diluted share, respectively.
(b) Adjusted EBITDA; distributable cash flow (DCF); and dividend coverage ratio are non-GAAP measures. Three- and six-month 2017 amounts include transaction-related pretax cash costs of approximately $23 million, or 0.18 times dividend coverage, and approximately $30 million, or 0.11 times dividend coverage, respectively. Reconciliations to relevant GAAP measures are included in this news release.

“Solid second-quarter financial results were led by strong volume growth in our natural gas gathering and processing segment in both the Williston Basin and the STACK and SCOOP areas,” said Terry K. Spencer, ONEOK president and chief executive officer. “Producer activity remains strong in the STACK and SCOOP and in the core areas of the Permian and Williston basins.

“We continue to expect to benefit from ethane recovery in the second half of 2017 and into 2018 as large petrochemical facilities are completed and increase the demand for ethane,” Spencer added.

“Following the recently completed merger transaction, ONEOK is in an even stronger position to execute on our ongoing organic growth strategy,” said Spencer. “We are confident that ONEOK will continue growing as one of the nation's largest midstream service providers while enhancing value for our customers and investors.”

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ONEOK Announces Second-quarter 2017 Financial Results

Aug. 1, 2017

SECOND-QUARTER 2017 PERFORMANCE

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(Millions of dollars)
Operating income	$316.7	$315.3	$631.2	$626.7
Operating costs	$217.9	$191.9	$409.6	$368.9
Depreciation and amortization	$100.8	$99.2	$200.3	$193.7
Equity in net earnings from investments	$39.4	$32.4	$78.9	$65.3
Adjusted EBITDA	$462.3	$460.2	$921.9	$906.2
Capital expenditures	$82.5	$136.8	$195.2	$333.3

ONEOK’s operating income for the three- and six-month periods in 2017 increased compared with the same periods in 2016, but higher operating results were offset partially by transaction-related charges.

Operating costs increased in the three- and six-month periods in 2017 compared with the same periods in 2016, due to one-time charges associated with the ONEOK and ONEOK Partners merger transaction, the timing of routine maintenance projects in the natural gas liquids and natural gas pipelines segments and higher employee-related costs. Nonrecurring and transaction-related charges totaled approximately $43 million, or 12 cents per diluted share, in the second quarter 2017, and approximately $50 million, or 15 cents per diluted share, through the first half of 2017.

Capital expenditures decreased in the three- and six-month periods in 2017, compared with the same periods in 2016, due primarily to capital-growth projects placed in service in 2016.

EARNINGS PRESENTATION AND KEY STATISTICS:

Additional financial and operating information that will be discussed on the second-quarter 2017 conference call is accessible on ONEOK’s website, www.oneok.com, or from the links below.

> View earnings presentation

> View earnings tables

HIGHLIGHTS:

•	Announcing on June 30, 2017, the closing of the ONEOK and ONEOK Partners merger transaction;

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ONEOK Announces Second-quarter 2017 Financial Results

Aug. 1, 2017

•	Receiving in July 2017 credit rating upgrades to investment grade from Standard & Poors (S&P) Global Ratings and Moody’s Investors Service to BBB and Baa3, respectively, both with stable outlooks;

•	Announcing NGL and natural gas-related expansion projects totaling approximately $330 million to accommodate growth in the STACK area of Oklahoma, including:

◦
A 60,000 barrel per day (bpd) expansion of the Sterling III NGL pipeline, increasing its capacity to 250,000 bpd, and additional NGL gathering system expansions in the area, which are all backed by a long-term contract with a third-party and expected to be completed by the end of 2018;

◦
An expansion of ONEOK’s Canadian Valley natural gas processing facility to 400 million cubic feet per day (MMcf/d) from 200 MMcf/d, which is supported by more than 200,000 acres of dedication, primarily fee-based contracts and minimum volume commitments. The expansion is expected to add approximately 20,000 bpd of additional volumes to ONEOK’s NGL gathering system and be completed by the end of 2018; and

◦
Construction of a 30-mile natural gas gathering pipeline and related infrastructure to connect with an existing third-party natural gas processing plant in Oklahoma, providing ONEOK access to 200 MMcf/d of additional processing capacity. The project is expected to be completed by the end of 2017;

•
Completing in July 2017 a $1.2 billion public offering of senior notes, consisting of $500 million of 10-year senior notes at a coupon of 4.0 percent and $700 million of 30-year senior notes at a coupon of 4.95 percent, generating net proceeds of approximately $1.18 billion;

•	Repaying in July 2017 $500 million of the $1.0 billion term loan agreement due 2019;

•	Redeeming in July 2017 ONEOK’s 6.5 percent senior notes due 2028 for approximately $87 million; and

•	Having $332.4 million of cash and cash equivalents and approximately $1.2 billion of borrowing capacity available under its credit agreement as of June 30, 2017.

BUSINESS-SEGMENT RESULTS:

Key financial and operating statistics are listed on page 17 in the tables.

Natural Gas Liquids Segment

The natural gas liquids segment benefited from increased NGL volumes gathered from the Williston Basin and STACK and SCOOP areas, which were offset by decreased volumes in the Granite Wash and Barnett Shale.

The segment connected two new third-party natural gas processing plants in the STACK and SCOOP areas to its system during the second-quarter 2017, in addition to the three third-party plant connections in the first-quarter 2017.

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ONEOK Announces Second-quarter 2017 Financial Results

Aug. 1, 2017

Ethane rejection levels on ONEOK’s NGL system remained relatively unchanged in the second quarter 2017, averaging more than 150,000 bpd.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Natural Gas Liquids Segment	2017	2016	2017	2016
	(Millions of dollars)
Adjusted EBITDA	$273.3	$276.6	$551.5	$546.8
Capital expenditures	$12.3	$20.8	$32.8	$55.0

The decrease in second-quarter 2017 adjusted EBITDA, compared with the second quarter 2016, primarily reflects:

•
An $8.8 million increase in exchange services due to increased volumes in the Williston Basin and the STACK and SCOOP areas from recently connected natural gas processing plants, offset partially by lower volumes in the Granite Wash and Barnett Shale;

•	A $1.6 million increase in transportation and storage services due to higher NGL distribution pipeline volumes and higher storage and terminaling revenue in the Gulf Coast region; and

•	A $1.2 million increase in equity in net earnings from investments due primarily to higher volumes delivered to the Overland Pass Pipeline from the Bakken NGL Pipeline; offset by

•	An $11.0 million decrease in optimization and marketing due primarily to narrower product price differentials; and

•	A $3.5 million increase in operating costs due primarily to the timing of routine maintenance projects.

The increase in adjusted EBITDA for the six-month 2017 period, compared with the same period last year, primarily reflects:

•
A $12.4 million increase in exchange services due to increased volumes in the Williston Basin and STACK and SCOOP areas from recently connected natural gas processing plants, offset partially by lower volumes in the Granite Wash and Barnett Shale;

•	A $5.5 million increase in transportation and storage services due to higher NGL distribution pipeline volumes and higher storage and terminaling revenue in the Gulf Coast region; and

•	A $1.5 million increase in equity in net earnings from investments due primarily to higher volumes delivered to the Overland Pass Pipeline from the Bakken NGL Pipeline; offset partially by

•	A $5.8 million decrease in optimization and marketing due primarily to narrower product price differentials, offset partially by higher optimization volumes; and

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ONEOK Announces Second-quarter 2017 Financial Results

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•	A $9.0 million increase in operating costs due primarily to higher property taxes, employee-related costs and timing of routine maintenance projects.

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment’s adjusted EBITDA increased 16 percent in the second-quarter 2017, compared with the same period in 2016, due primarily to increased producer activity in the Williston Basin and STACK and SCOOP areas, and higher fee-based revenues from restructured contracts. Second-quarter 2017 natural gas volumes gathered increased 7 percent and natural gas volumes processed increased 6 percent, compared with the second quarter 2016.

The segment’s average fee rate for the second quarter 2017 was 87 cents per MMBtu, compared with 76 cents per MMBtu in the second quarter 2016, a 14 percent increase.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Natural Gas Gathering and Processing Segment	2017	2016	2017	2016
	(Millions of dollars)
Adjusted EBITDA	$128.3	$110.3	$232.2	$210.3
Capital expenditures	$37.0	$84.7	$100.2	$226.2

Second-quarter 2017 adjusted EBITDA increased, compared with the second quarter 2016, which primarily reflects:

•	An $11.9 million increase due primarily to natural gas volume growth in the Williston Basin and the STACK and SCOOP areas, offset partially by natural production declines;

•
A $10.2 million increase due primarily to restructured contracts resulting in higher average fee rates, offset partially by a lower percentage of proceeds (POP) retained from the sale of commodities purchased under POP with fee contracts; offset partially by

•	A $3.8 million increase in operating costs due primarily to increased labor and employee-related costs, partially offset by lower outside service expenses; and

•	A $2.0 million decrease due primarily to lower realized condensate and natural gas prices.

The increase in adjusted EBITDA for the six-month 2017 period, compared with the same period last year, primarily reflects:

•
A $30.0 million increase due primarily to restructured contracts resulting in higher average fee rates, offset partially by a lower POP retained from the sale of commodities purchased under POP with fee contracts;

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ONEOK Announces Second-quarter 2017 Financial Results

Aug. 1, 2017

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A $1.7 million increase due primarily to natural gas volume growth in the Williston Basin and the STACK and SCOOP areas, offset partially by natural production declines and the impact of severe winter weather in the first quarter 2017; offset partially by

•	A $6.0 million increase in operating costs due primarily to increased labor and employee-related costs, partially offset by lower outside service expenses; and

•	A $4.4 million decrease due primarily to lower realized natural gas and condensate prices.

Natural Gas Pipelines Segment

The natural gas pipelines segment’s adjusted EBITDA increased 18 percent in the second-quarter 2017, compared with the same period in 2016. Increased results were primarily driven by higher fee-based earnings from increased firm demand charge transportation services, and increased equity in net earnings from investments due to higher revenues on ONEOK’s joint venture Roadrunner Gas Transmission Pipeline (Roadrunner).

The segment’s contracted transportation capacity and fee-based earnings have increased since the October 2016 completion of the WesTex Transmission Pipeline expansion, which increased capacity on the pipeline by 260 MMcf/d.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Natural Gas Pipelines Segment	2017	2016	2017	2016
	(Millions of dollars)
Adjusted EBITDA	$80.7	$68.5	$163.6	$142.9
Capital expenditures	$26.8	$29.3	$51.9	$47.2

Second-quarter 2017 adjusted EBITDA increased, compared with the second quarter 2016, which primarily reflects:

•	A $6.1 million increase from higher transportation services due primarily to increased firm demand charge capacity contracted;

•	A $4.6 million increase in equity in net earnings from investments due primarily to higher firm transportation revenues on Roadrunner; and

•	A $1.9 million increase from higher net retained fuel due primarily to higher natural gas prices; offset partially by

•	A $1.7 million increase in operating costs due primarily to the timing of routine maintenance projects.

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ONEOK Announces Second-quarter 2017 Financial Results

Aug. 1, 2017

The increase in adjusted EBITDA for the six-month 2017 period, compared with the same period last year, primarily reflects:

•	A $16.0 million increase from higher transportation services due primarily to increased firm demand charge capacity contracted;

•	An $11.1 million increase in equity in net earnings from investments due primarily to higher firm transportation revenues on Roadrunner; and

•
A $2.4 million increase from higher net retained fuel due primarily to higher natural gas prices and higher equity gas sales, offset partially by lower natural gas volumes retained; offset partially by

•	A $5.9 million increase in operating costs due primarily to the timing of routine maintenance projects and higher employee-related costs; and

•	A $3.0 million decrease due to gains on sales of excess natural gas in storage in the first quarter 2016.

UPDATED 2017 GUIDANCE

ONEOK’s full-year 2017 net income is expected to be in the range of $635 million to $795 million, compared with its previously announced range of $575 million to $755 million. The updated guidance reflects the completed merger transaction with ONEOK Partners and nonrecurring and transaction-related charges, which were not included in ONEOK’s financial guidance provided on Feb. 1, 2017.

ONEOK narrowed its adjusted EBITDA guidance to a range of $1.89 billion to $2.06 billion, compared with its previously announced range of $1.87 billion to $2.13 billion.

The natural gas liquids segment expects full-year 2017 adjusted EBITDA of $1.14 billion to $1.24 billion, compared with the previously announced range of $1.11 billion to $1.31 billion. NGLs gathered are expected to average 800,000 to 850,000 bpd, compared with the previously announced range of 800,000 to 900,000 bpd, and NGLs fractionated remain unchanged from the previously announced range of 575,000 to 635,000 bpd. These volume updates primarily reflect the timing of expected volume increases from recently connected third-party natural gas processing plants.

The natural gas gathering and processing segment increased its full-year 2017 adjusted EBITDA guidance to $460 million to $500 million, compared with the previously announced range of $445 million to $485 million. The increase in the segment’s financial guidance is primarily due to higher than expected volumes in the Williston Basin and STACK and SCOOP areas, and continued strong producer activity expected through the second half of the year. Natural gas processed is expected to average 1,475 to 1,580 MMcf/d, compared with the previously announced range of 1,400 to 1,550 MMcf/d, and natural gas gathered is expected to

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ONEOK Announces Second-quarter 2017 Financial Results

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average 1,575 to 1,680 MMcf/d, compared to the previously announced range of 1,500 to 1,650 MMcf/d.

The natural gas pipelines segment increased its full-year 2017 adjusted EBITDA guidance to $330 million to $350 million, compared with the previously announced range of $320 million to $340 million. The increase primarily reflects the expectation for continued fee-based earnings growth from increased firm demand charge transportation services.

Growth capital expenditures are expected to range from $450 million to $550 million, compared with the previously announced range of $380 million to $480 million. Maintenance capital expenditures are expected to range from $130 million to $150 million, compared with the previously announced range of $140 million to $160 million.

Additional guidance information can be found on page 19.

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK executive management will conduct a conference call at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time) on Aug. 2, 2017. The call also will be carried live on ONEOK’s website.

To participate in the telephone conference call, dial 800-449-5865, pass code 2669312, or log on to www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s website, www.oneok.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 2669312.

LINKS TO EARNINGS TABLES AND PRESENTATION:

Tables:
http://ir.oneok.com/~/media/Files/O/OneOK-IR/financial-reports/2017/q2-1aug2017-earnings-results-financial-news.pdf

Presentation:
http://ir.oneok.com/~/media/Files/O/OneOK-IR/financial-reports/2017/q2-1aug2017-earnings-results-presentation.pdf

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURES:

ONEOK has disclosed in this news release adjusted EBITDA, distributable cash flow and dividend coverage ratio, which are non-GAAP financial metrics, used to measure the company’s financial performance and are defined as follows:

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ONEOK Announces Second-quarter 2017 Financial Results

Aug. 1, 2017

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Adjusted EBITDA is defined as net income from continuing operations adjusted for interest expense, depreciation and amortization, noncash impairment charges, income taxes, noncash compensation expense, allowance for equity funds used during construction (equity AFUDC), and other noncash items;

•
Distributable cash flow is defined as adjusted EBITDA, computed as described above, less interest expense, maintenance capital expenditures and equity earnings from investments, excluding noncash impairment charges, adjusted for cash distributions received from unconsolidated affiliates and certain other items; and

•	Dividend coverage ratio is defined as ONEOK’s distributable cash flow to ONEOK shareholders divided by the dividends paid for the period.

These non-GAAP financial measures described above are useful to investors because they, and similar measures, are used by many companies in the industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate our financial performance and to compare our financial performance with the performance of other companies within our industry. Adjusted EBITDA, ONEOK distributable cash flow and coverage ratio should not be considered in isolation or as a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

These non-GAAP financial measures exclude some, but not all, items that affect net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies. Reconciliations of net income to adjusted EBITDA, distributable cash flow and coverage ratio are included in the tables.

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is one of the largest energy midstream service providers in the US., connecting prolific supply basins with key market centers. It owns and operates one of the nation's premier natural gas liquids (NGL) systems and is a leader in the gathering, processing, storage and transportation of natural gas. ONEOK’s operations include a 38,000-mile integrated network of NGL and natural gas pipelines, processing plants, fractionators and storage facilities in the Mid-Continent, Williston, Permian and Rocky Mountain regions.

ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, find us on LinkedIn, Facebook or Twitter @ONEOKNews.

This news release contains certain "forward-looking statements" within the meaning of federal securities laws. Words such as "anticipates", "believes," "expects", "intends", "plans", "projects", "will", "would", "should", "may", and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect our current views about future events. Such forward-looking statements include, but are not limited to, statements about the benefits of the transaction involving us, including future financial and operating results, our plans, objectives, expectations and intentions, and other statements that are not historical facts, including future results of operations, projected cash flow and liquidity, business strategy, expected synergies or cost savings, and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected.

Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties, many of which are beyond our control, and are not guarantees of future results. Accordingly, there are

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ONEOK Announces Second-quarter 2017 Financial Results

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or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. These risks and uncertainties include, without limitation, the following:

•	the risk that cost savings, tax benefits and any other synergies from the Merger transaction may not be fully realized or may take longer to realize than expected;

•	the impact and outcome of pending and future litigation, including litigation relating to the Merger transaction;

•	the effects of weather and other natural phenomena, including climate change, on our operations, demand for our services and energy prices;

•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired or constructed by us;

•	our ability to make cost-saving changes in operations;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers' desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	difficulties or delays experienced by trucks, railroads or pipelines in delivering products to or from our terminals or pipelines;

•	changes in demand for the use of natural gas, NGLs and crude oil because of market conditions caused by concerns about climate change;

•
the impact of unforeseen changes in interest rates, debt and equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension and postretirement expense and funding resulting from changes in equity and bond market returns;

•
our indebtedness and guarantee obligations could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning our credit ratings;

•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving any local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC), the National Transportation Safety Board, the Pipeline and Hazardous Materials Safety Administration (PHMSA), the U.S. Environmental Protection Agency (EPA) and the U.S. Commodity Futures Trading Commission (CFTC);

•	our ability to access capital at competitive rates or on terms acceptable to us;

•
risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling or extended periods of ethane rejection;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation

•	the ability to market pipeline capacity on favorable terms, including the effects of:

–	future demand for and prices of natural gas, NGLs and crude oil;

–	competitive conditions in the overall energy market;

–	availability of supplies of Canadian and United States natural gas and crude oil; and

–	availability of additional storage capacity;

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ONEOK Announces Second-quarter 2017 Financial Results

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•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•
our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers' or shippers' facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of uncontracted capacity in our assets being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports ONEOK and ONEOK Partners have filed and may file with the Securities and Exchange Commission (the "SEC"), which are incorporated by reference.

These reports are also available from the sources described below. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. ONEOK undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or changes in circumstances, expectations or otherwise.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in the most recent reports on Form 10-K and Form 10-Q and other documents of ONEOK and ONEOK Partners on file with the SEC. ONEOK's and ONEOK Partners’ SEC filings are available publicly on the SEC's website at www.sec.gov.

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ONEOK Announces Second-quarter 2017 Financial Results

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ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2017	2016	2017	2016
	(Thousands of dollars, except per share amounts)
Revenues
Commodity sales	$2,161,009	$1,633,272	$4,377,726	$2,916,783
Services	564,763	500,835	1,097,657	991,783
Total revenues	2,725,772	2,134,107	5,475,383	3,908,566
Cost of sales and fuel (exclusive of items shown separately below)	2,091,022	1,527,323	4,234,865	2,723,061
Operations and maintenance	193,501	167,667	358,270	322,812
Depreciation and amortization	100,849	99,247	200,268	193,725
General taxes	24,304	24,172	51,457	46,042
(Gain) loss on sale of assets	(637)	413	(630)	(3,793)
Operating income	316,733	315,285	631,153	626,719
Equity in net earnings from investments	39,363	32,372	78,927	65,286
Allowance for equity funds used during construction	22	—	35	208
Other income	4,033	4,804	8,374	5,109
Other expense	(21,843)	(941)	(22,593)	(1,578)
Interest expense (net of capitalized interest of $1,745, $2,572, $3,186 and $5,459, respectively)	(118,473)	(118,976)	(234,935)	(237,223)
Income before income taxes	219,835	232,544	460,961	458,521
Income taxes	(43,844)	(52,458)	(98,785)	(102,524)
Income from continuing operations	175,991	180,086	362,176	355,997
Income (loss) from discontinued operations, net of tax	—	(227)	—	(1,179)
Net income	175,991	179,859	362,176	354,818
Less: Net income attributable to noncontrolling interests	104,298	93,915	203,122	185,428
Net income attributable to ONEOK	71,693	85,944	159,054	169,390
Less: Preferred stock dividends	217	—	217	—
Net income available to common shareholders	$71,476	$85,944	$158,837	$169,390
Amounts available to common shareholders:
Income from continuing operations	$71,476	$86,171	$158,837	$170,569
Income (loss) from discontinued operations	—	(227)	—	(1,179)
Net income	$71,476	$85,944	$158,837	$169,390
Basic earnings per common share:
Income from continuing operations	$0.34	$0.41	$0.75	$0.81
Income (loss) from discontinued operations	—	—	—	(0.01)
Net income	$0.34	$0.41	$0.75	$0.80
Diluted earnings per share:
Income from continuing operations	$0.33	$0.41	$0.74	$0.81
Income (loss) from discontinued operations	—	(0.01)	—	(0.01)
Net income	$0.33	$0.40	$0.74	$0.80
Average shares (thousands)
Basic	211,785	211,075	211,702	210,928
Diluted	214,012	212,618	213,807	211,663
Dividends declared per share of common stock	$0.615	$0.615	$1.23	$1.23

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ONEOK Announces Second-quarter 2017 Financial Results

Aug. 1, 2017

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Unaudited)	2017	2016
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$332,371	$248,875
Accounts receivable, net	749,345	872,430
Materials and supplies	75,172	60,912
Natural gas and natural gas liquids in storage	200,133	140,034
Commodity imbalances	39,325	60,896
Other current assets	51,465	45,986
Assets of discontinued operations	—	551
Total current assets	1,447,811	1,429,684
Property, plant and equipment
Property, plant and equipment	15,241,140	15,078,497
Accumulated depreciation and amortization	2,694,148	2,507,094
Net property, plant and equipment	12,546,992	12,571,403
Investments and other assets
Investments in unconsolidated affiliates	944,562	958,807
Goodwill and intangible assets	999,409	1,005,359
Deferred income taxes	563,364	—
Other assets	170,785	162,998
Assets of discontinued operations	—	10,500
Total investments and other assets	2,678,120	2,137,664
Total assets	$16,672,923	$16,138,751

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ONEOK Announces Second-quarter 2017 Financial Results

Aug. 1, 2017

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Continued)
	June 30,	December 31,
(Unaudited)	2017	2016
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$494,703	$410,650
Short-term borrowings	1,274,407	1,110,277
Accounts payable	696,834	874,731
Commodity imbalances	114,941	142,646
Accrued interest	111,697	112,514
Other current liabilities	167,937	166,042
Liabilities of discontinued operations	—	19,841
Total current liabilities	2,860,519	2,836,701
Long-term debt, excluding current maturities	7,835,606	7,919,996
Deferred credits and other liabilities
Deferred income taxes	73,983	1,623,822
Other deferred credits	337,584	321,846
Liabilities of discontinued operations	—	7,471
Total deferred credits and other liabilities	411,567	1,953,139
Commitments and contingencies
Equity
ONEOK shareholders’ equity:
Preferred stock, $0.01 par value: issued 20,000 shares at June 30, 2017; and no shares at December 31, 2016	—	—
Common stock, $0.01 par value: authorized 1,200,000,000 shares; issued 414,732,011 shares and outstanding 380,004,718 shares at June 30, 2017; authorized 600,000,000 shares, issued 245,811,180 shares and outstanding 210,681,661 shares at December 31, 2016	4,147	2,458
Paid-in capital	6,463,130	1,234,314
Accumulated other comprehensive loss	(176,085)	(154,350)
Retained earnings	—	—
Treasury stock, at cost: 34,727,293 shares at June 30, 2017, and 35,129,519 shares at December 31, 2016	(883,445)	(893,677)
Total ONEOK shareholders’ equity	5,407,747	188,745
Noncontrolling interests in consolidated subsidiaries	157,484	3,240,170
Total equity	5,565,231	3,428,915
Total liabilities and equity	$16,672,923	$16,138,751

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ONEOK Announces Second-quarter 2017 Financial Results

Aug. 1, 2017

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS	Six Months Ended
	June 30,
(Unaudited)	2017	2016
	(Thousands of dollars)
Operating activities
Net income	$362,176	$354,818
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	200,268	193,725
Noncash contribution of preferred stock	12,600	—
Equity in net earnings from investments	(78,927)	(65,286)
Distributions received from unconsolidated affiliates	81,744	72,204
Deferred income taxes	90,685	105,567
Share-based compensation expense	13,477	23,194
Pension and postretirement benefit expense, net of contributions	(1,576)	6,172
Allowance for equity funds used during construction	(35)	(208)
Gain on sale of assets	(630)	(3,793)
Changes in assets and liabilities:
Accounts receivable	123,085	(85,435)
Natural gas and natural gas liquids in storage	(60,099)	(117,862)
Accounts payable	(134,334)	103,976
Commodity imbalances, net	(6,134)	31,465
Settlement of exit activities liabilities	(6,546)	(11,590)
Accrued interest	(817)	(9,269)
Risk-management assets and liabilities	66,940	(60,016)
Other assets and liabilities, net	(18,986)	(6,056)
Cash provided by operating activities	642,891	531,606
Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(195,232)	(333,254)
Contributions to unconsolidated affiliates	(4,653)	(19,830)
Distributions received from unconsolidated affiliates in excess of cumulative earnings	14,936	36,373
Proceeds from sale of assets	1,218	18,232
Cash used in investing activities	(183,731)	(298,479)
Financing activities
Dividends paid	(259,758)	(258,508)
Distributions to noncontrolling interests	(273,460)	(275,259)
Borrowing (repayment) of short-term borrowings, net	164,130	29,967
Issuance of long-term debt, net of discounts	—	1,000,000
Debt financing costs	(38)	(2,770)
Repayment of long-term debt	(3,898)	(654,151)
Issuance of common stock	10,845	11,101
Other	(13,485)	—
Cash used in financing activities	(375,664)	(149,620)
Change in cash and cash equivalents	83,496	83,507
Change in cash and cash equivalents included in discontinued operations	—	(272)
Change in cash and cash equivalents from continuing operations	83,496	83,235
Cash and cash equivalents at beginning of period	248,875	97,619
Cash and cash equivalents at end of period	$332,371	$180,854

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ONEOK Announces Second-quarter 2017 Financial Results

Aug. 1, 2017

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2017	2016	2017	2016
	(Millions of dollars, except as noted)
Natural Gas Liquids
Operating costs	$87.3	$83.8	$166.0	$157.0
Depreciation and amortization	$41.4	$40.7	$82.5	$81.4
Equity in net earnings from investments	$15.1	$13.9	$28.8	$27.3
Adjusted EBITDA	$273.3	$276.6	$551.5	$546.8
NGLs transported-gathering lines (MBbl/d) (a)	807	809	785	780
NGLs fractionated (MBbl/d) (b)	622	608	598	579
NGLs transported-distribution lines (MBbl/d) (a)	566	515	554	495
Average Conway-to-Mont Belvieu OPIS price differential - ethane in ethane/propane mix ($/gallon)	$0.04	$0.04	$0.03	$0.03
Capital expenditures	$12.3	$20.8	$32.8	$55.0
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.

Natural Gas Gathering and Processing
Operating costs	$73.1	$69.3	$144.9	$138.9
Depreciation and amortization	$46.0	$46.4	$91.0	$88.3
Equity in net earnings from investments	$3.8	$2.6	$6.4	$5.4
Adjusted EBITDA	$128.3	$110.3	$232.2	$210.3
Natural gas gathered (BBtu/d) (a)	2,175	2,039	2,080	2,083
Natural gas processed (BBtu/d) (a) (b)	1,992	1,882	1,928	1,915
NGL sales (MBbl/d) (a)	186	158	179	157
Residue natural gas sales (BBtu/d) (a)	859	854	826	897
Realized composite NGL net sales price ($/gallon) (a) (c) (d)	$0.24	$0.24	$0.21	$0.22
Realized condensate net sales price ($/Bbl) (a) (c) (e)	$33.27	$37.20	$32.71	$35.23
Realized residue natural gas net sales price ($/MMBtu) (a) (c) (e)	$2.65	$2.86	$2.53	$2.73
Average fee rate ($/MMBtu) (a)	$0.87	$0.76	$0.85	$0.72
Capital expenditures	$37.0	$84.7	$100.2	$226.2
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.
(c) - Includes the impact of hedging activities on ONEOK’s equity volumes.
(d) - Net of transportation and fractionation costs.
(e) - Net of transportation costs.

Natural Gas Pipelines
Operating costs	$30.9	$29.2	$62.6	$56.7
Depreciation and amortization	$12.6	$11.4	$25.1	$22.6
Equity in net earnings from investments	$20.5	$15.9	$43.7	$32.6
Adjusted EBITDA	$80.7	$68.5	$163.6	$142.9
Natural gas transportation capacity contracted (MDth/d) (a)	6,452	6,193	6,604	6,175
Transportation capacity contracted (a)	93%	93%	95%	93%
Capital expenditures	$26.8	$29.3	$51.9	$47.2
(a) - Includes volumes for consolidated entities only.

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ONEOK Announces Second-quarter 2017 Financial Results

Aug. 1, 2017

ONEOK, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2017	2016	2017	2016
	(Thousands of dollars, except per share amounts)
Reconciliation of Income from Continuing Operations to Adjusted EBITDA and Distributable Cash Flow
Income from continuing operations	$175,991	$180,086	$362,176	$355,997
Interest expense	118,473	118,976	234,935	237,223
Depreciation and amortization	100,849	99,247	200,268	193,725
Income taxes	43,844	52,458	98,785	102,524
Noncash compensation expense	3,260	9,775	4,907	17,005
Other non-cash items and AFUDC (a)	19,912	(295)	20,870	(314)
Adjusted EBITDA	462,329	460,247	921,941	906,160
Interest expense	(118,473)	(118,976)	(234,935)	(237,223)
Maintenance capital	(23,070)	(23,217)	(47,459)	(45,360)
Equity in net earnings from investments	(39,363)	(32,372)	(78,927)	(65,286)
Distributions received from unconsolidated affiliates	49,760	62,024	96,680	108,577
Other	(1,131)	(2,304)	(3,066)	5,624
Distributable cash flow	$330,052	$345,402	$654,234	$672,492
Distributions paid to public limited partners	(135,479)	(135,479)	(270,959)	(270,959)
Distributable cash flow to ONEOK shareholders	$194,573	$209,923	$383,275	$401,533
Dividends paid per share	$0.615	$0.615	$1.23	$1.23
Dividend coverage ratio	1.50	1.62	1.48	1.55
Number of shares used in computation (thousands)	210,912	210,106	210,799	209,957
(a) Three- and six-month 2017 totals include ONEOK’s April 2017 contribution to the ONEOK Foundation of 20,000 shares of Series E Preferred Stock, with an aggregate value of $20 million.

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ONEOK Announces Second-quarter 2017 Financial Results

Aug. 1, 2017

ONEOK, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
	Original 2017			Updated 2017
	Guidance Range (a)			Guidance Range (b)
(Unaudited)
	(Millions of dollars)
Reconciliation of Income from Continuing Operations to Adjusted EBITDA and Distributable Cash Flow
Income from continuing operations	$575	-	$755	$635	-	$795
Interest expense	515	-	485	500	-	480
Depreciation and amortization	405	-	415	405	-	415
Income taxes	330	-	440	300	-	330
Noncash compensation expense	40	-	30	25	-	15
Other non-cash items and AFUDC	5	-	5	20	-	20
Adjusted EBITDA	1,870	-	2,130	1,885	-	2,055
Interest expense	(515)	-	(485)	(500)	-	(480)
Maintenance capital	(140)	-	(160)	(130)	-	(150)
Equity earnings from investments	(150)	-	(170)	(150)	-	(170)
Distributions received from unconsolidated affiliates	190	-	210	185	-	205
Other	(10)	-	(20)	(15)	-	(25)
Distributable cash flow	$1,245	-	$1,505	$1,275	-	$1,435

	Original 2017			Updated 2017
	Guidance Range (a)			Guidance Range (b)
(Unaudited)
	(Millions of dollars)
Reconciliation of segment adjusted EBITDA to adjusted EBITDA
Segment adjusted EBITDA:
Natural Gas Liquids	$1,110	-	$1,310	$1,135	-	$1,235
Natural Gas Gathering and Processing	445	-	485	460	-	500
Natural Gas Pipelines	320	-	340	330	-	350
Other	(5)	-	(5)	(40)	-	(30)
Adjusted EBITDA	$1,870	-	$2,130	$1,885	-	$2,055

(a) Feb. 1, 2017, guidance assumed the ONEOK and ONEOK Partners merger transaction was effective Jan. 1, 2017, and did not include nonrecurring transaction-related charges.

(b) Updated 2017 guidance ranges include nonrecurring cash and noncash charges, and actual transaction closing date of June 30, 2017.